Employment Contract

THIS AGREEMENT is dated effective the 1st day of December, 2004.

BETWEEN:
SAMLEX AMERICA INC., a company incorporated under the laws of British
Columbia, with an office at 110 – 17 Fawcett Road, Coquitlam, British
Columbia V3K 6V2

("Samlex")	OF THE FIRST PART
AND:
IAN PRICE, of 10673 – 240A Street, Maple Ridge, British Columbia V2W
2B1

(the "Employee")	OF THE SECOND PART

WHEREAS:

A.	The Employee has fifteen percent ownership of Samlex.

B.	The Employee has been employed by Samlex prior to the reference date and execution of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual premises, warranties, covenants and agreements hereinafter set forth, the parties represent, warrant, covenant and agree each with the other as follows:

1.	Employment

Samlex offers the Employee, and the Employee accepts, continued employment in the position described in this Agreement, on the terms and conditions contained in this Agreement.

2.	Term of Employment

The term of employment (the "Term") of the Employee is for an indefinite period and shall continue until terminated by either party in accordance with the provisions of this Agreement, or until the Employee attains the full age of 60 years, at which time the Employee agrees to voluntarily retire from employment by Samlex.

3.	Position and Duties and Job Description

The Employee's position is "Vice-President – Sales" of Samlex. The Employee shall perform such ongoing duties as his job may require, which duties shall continue to remain substantially the same as those duties performed by the Employee immediately prior to the execution of this Agreement. The Employee's duties include maintaining a customer base and generally promoting the sale of Samlex products. The Employee's duties will be reviewed by the Board of Directors of Samlex annually and amended as determined by the Board of Directors, acting reasonably.

4.	Remuneration

Samlex shall pay the Employee commissions which commissions shall be paid monthly and shall be based on sales of Samlex products ("Sales") and the commission in any such calendar month shall be calculated as follows:

	(a)	a commission of three (3%) percent on the first $100,000.00 of Sales in such calendar month;

	(b)	a commission of two (2%) percent on any Sales in excess of $100,000.00 but less than $200,000 in such calendar month; and

	(c)	a commission of one (1%) percent on any Sales in excess of $200,000 in such calendar month.

For the purposes of the calculation of the Employee’s commissions, all such Sales shall be calculated based upon cash receipts received by Samlex from any such Sales in such calendar month and shall be net of any credits or returns. Commissions shall continue to be paid on the dates and in the manner in effect prior to the date of this Agreement. For the purposes of this provision, any Sales by any subsidiary of Samlex or by any corporation under common control with Samlex (an “Associated =Corporation”) shall be considered a sale by Samlex of such product.

5.	Change of Control of Samlex

In the event Earl and Cindy Berg should give up control of Samlex, Samlex shall effective from the date of such change in control, pay the Employee, in addition to the remuneration by way of commissions above-stated, a base salary of nine thousand ($9,000.00) dollars per month payable in installments of four thousand five hundred ($4,500.00) dollars on the fifteenth day of every month and four thousand five hundred ($4,500.00) dollars, on the last day of every month for the remaining duration of the Employee’s employment with Samlex, subject to the base salary provided for within this section 5 shall be reviewed on an annual basis by Samlex, such review to coincide with the review carried out pursuant to section 3.

6.	Benefits

Samlex shall provide the Employee for the remaining duration of the Employee’s employment with Samlex no less than medical insurance, disability insurance, dental insurance, and such other benefits or payments equivalent to or in lieu thereof as Samlex ordinarily provides to its other employees from time to time. In the event that Samlex is unable to offer a medical or dental plan to the Employee, it will reimburse the Employee direct medical, pharmaceutical and dental expenses, to a maximum of $2,000.00 per annum. Samlex will also continue to pay the premiums on two $200,000.00 life insurance policies insuring the life of the Employee and naming the estate of the Employee as beneficiary.

7.	Vacations

The Employee is entitled to six weeks vacation time per calendar year. In the event the Employee does not use all of his vacation time for each 12 month time period commencing the date this Agreement is dated for reference, then such unused vacation time will be lost and will not be accumulated for use in subsequent years.

8.

Expenses

Samlex shall reimburse the Employee for reasonable out-of-pocket expenses incurred or paid by the Employee in the performance of his duties, provided that such expenses are supported by receipts or other supporting statements. Samlex reserves the right to set policies that the Employee will adhere to concerning prior approval and maximum amount of expenses. In addition to reasonable out-of-pocket expenses, Samlex will pay $0.43 per kilometer for each kilometer of business use by the Employee of his personal vehicle, to a maximum of 1,750 kilometers of business use per month.

9.	Termination of Employment

9.1
Other than for Cause, Resignation or Death. Upon termination of the Employee's employment by Samlex for any reason other than for cause (as defined below), the resignation (excluding constructive dismissal by Samlex), or the death of the Employee, Samlex and the Employee shall be entitled to the following rights and benefits:

(a)

Samlex shall provide to the Employee eighteen (18) month’s written notice or payment equal to eighteen (18) months of the Average Monthly Remuneration (as determined in paragraph 9.1(b)) in lieu of such notice or any combination thereof. Where the Employee is terminated by Samlex within eighteen (18) months of the date in which the Employee shall reach the age of sixty (60), then the total amount of notice or payment of in lieu of notice or any combination thereof shall be reduced to an amount equal to the length of time between the date of termination of the Employee’s employment with Samlex and the date the Employee attains the age sixty (60) years.

(b)

“Average Monthly Remuneration” means the commissions and base salary the Employee received on an average monthly basis over the thirty-six (36) calendar months immediately preceding the termination of his employment by Samlex and for the purposes of this Agreement, the Average Monthly Remuneration shall be calculated as follows:

Total remuneration received by the
Employment through commissions and
base salary over the immediate
preceding 36 months
______________________________ = Average Monthly Remuneration
36

9.2

Resignation. If the Employee resigns, other than in circumstances which would in law amount to a constructive dismissal of the Employee by Samlex, the Employee shall provide Samlex with not less than 8 weeks prior written notice.

9.3

Illness. If the Employee suffers an illness or mental or physical disability or incapacity which prevents him from substantially performing the duties required of him under this Agreement for a period of eight (8) continuous weeks, then at the option of Samlex, Samlex may terminate the employment of the Employee hereunder upon giving the Employee thirty (30) days written notice of termination and by making the payment referred to in paragraph 9.1(a), PROVIDED HOWEVER that if the Employee is receiving either Long Term Disability Benefits or Critical Injury Insurance benefits pursuant to any employee benefit plan or insurance policies contributed to by Samlex, then the payment referred to in paragraph 9.1(a), shall be reduced by the amount of such benefits.

9.4

For Cause. Samlex may terminate this Agreement and the employment of the Employee hereunder at any time, without notice or pay in lieu of notice, for cause. For the purposes of this agreement, “cause” means any cause or circumstance which would be sufficient cause in law, without reference to this Agreement, to permit Samlex to terminate the employment of the Employee without notice or payment of salary in lieu thereof.

9.5

Return of Documents. Upon termination of the employment hereunder, the Employee will deliver up to Samlex all documents, financial statements, records, manuals, plans, letters, reports, memoranda, notations, messages, telegrams, cables, studies, working papers, correspondence, contracts, agreements, invoices, blueprints, drawings, electronic or other transcriptions or notes of telephone conversations or conferences, computer discs, computer programs, computer source codes, computer documentation and any and all paper written, printed, typed, punched, taped or filmed and any graphic matter or tangible thing, however produced or reproduced, in any way relating the affairs of Samlex and any Associated Corporation of Samlex which may be in the Employee's possession or under his control.

10.	Disposition of Samlex Shares Upon Termination

10.1	Mandatory Sale.In the event the Employee ceases to be employed by Samlex for any reason whatsoever while owning any common or preferred shares in Samlex (the "Subject Shares"), then:

(a)

the Employee, or in the event of death of the Employee, then the legal representative of the deceased Employee (the "Representative"), shall have the option thereafter to require Samlex or a person or persons designated by Samlex to purchase the Subject Shares from the Employee at the Purchase Price (as determined in accordance with paragraph 10.4 herein) under the terms and conditions hereinafter set out; and

(b)

Samlex shall have the option thereafter to require the Employee or the Representative to sell the Subject Shares to Samlex or such person or persons designated by Samlex, at the Purchase Price, and on the terms and conditions hereinafter set out.

Any reference to the Employee in this section 10 shall be deemed to include the Representative on behalf of the estate of the deceased Employee. The Employee and Samlex shall exercise their respective options as set out herein by giving written notice thereof (the "Notice") to the other party hereto.

10.2	Closing. The closing of the purchase and sale of the Subject Shares shall take place on the date that is the latest of:

(a) sixty (60) days after the date of the delivery of the Notice to the other party;

(b) the date of determination of the Purchase Price; and

The Purchase Price shall be payable by Samlex or the person or persons designated by Samlex to the Employee by way of five (5) equal installments each in the amount of twenty (20%) percent of the Purchase Price with the first such installment to be paid on the date of closing of the transfer of the Subject Shares and each such remaining payment to be paid on the anniversary date in each of the four (4) consecutive years thereafter. Payments in arrears shall bear interest at the rate of 15% per annum from the due date to the date of payment. If any installment shall be more than 120 days in arrears, the entire balance of principal and interest outstanding shall be due and payable in full.

10.3
Deliveries at Closing. The Employee shall execute all documents necessary to transfer to Samlex the Subject Shares free and clear of all liens, charges and encumbrances. The Employee shall not be entitled to receive any part of the Purchase Price payable by Samlex at the date of the closing unless the Employee executes and delivers all documents necessary to effect the transfer to Samlex the Subject Shares free and clear of all liens, charges and encumbrances. No interest on the Purchase Price shall accrue during any period after the date on which the closing is to take place in which the Employee refuses or neglects to execute the necessary transfer documents. The Shares shall be deposited in escrow by Samlex with its solicitors until such time as the Purchase Price thereof has been paid in full to the Employee or to his estate in the event of his death.

10.4	Determination of Purchase Price. If the Employee quits his employment with Samlex for any reason other than:

(a) a court, having jurisdiction, determining that circumstances have occurred which amount in law to a constructive dismissal of the Employee by Samlex; or

(b)
the death or the Total Disability of the Employee where the result of any such Total Disability results in the Employee being unable to perform or carry out his duties under this Agreement for a consecutive period of not less than one hundred and twenty (120) days (“Total Disability” shall have the meaning ascribed to it in any disability insurance policy purchased or obtained by Samlex with respect to the Employee or obtained directly by the Employee. A determination by the insurer under any such disability insurance policy that the Employee is and has been “totally disabled” in accordance with such disability insurance policy shall be conclusive and binding upon the parties hereto), and notifies Samlex of his quitting on or before August 31, 2006, the Purchase Price for the Subject Shares shall be Ten ($0.10) cents for each such share. Otherwise, the Purchase Price shall be the fair market value of the Subject Shares as of the date of delivery of the Notice to Samlex. In determining the fair market value of the Subject Shares, there shall be no minority discount or majority premium and the value of the Subject Shares shall be their pro-rated share of the value of all issued shares of the same class or classes. If the parties cannot reach agreement as to the fair market value of the Subject Shares, then both parties shall attempt to reach agreement as to having the fair market value determined by an independent valuator agreeable to both parties. Each of the parties shall equally share the costs of such independent valuator. If either party is not happy with the independent valuator’s determination of the fair market value of the Subject Shares, then the determination of the fair market value of the Subject Shares shall be resolved by arbitration before a single arbitrator appointed pursuant to the Commercial Arbitration Act of British Columbia with the cost of such arbitration to be shared equally between the parties. The decision of any arbitrator shall be binding upon the parties.

11.	Restrictive Covenants

11.1
Non Disclosure During the Term of employment and for two (2) years thereafter, the Employee will not use, directly or indirectly for his own benefit, or disclose, except in the performance of his duties hereunder, any trade secrets, confidential information or know-how relating to customers, contract, tendering, sales, costs, products, processes, formulae, designs or plans belonging to or relating to the business of Samlex or an Associated Corporation which knowledge was acquired by the Employee during the Term of employment, to any person or persons, other than the directors or the management of Samlex. This restriction will not apply to any knowledge or information which is or may become

(otherwise and through a default of the Employee) available to the public generally; or to any information required to be given or made public pursuant to an order of a court of competent jurisdiction; or to information which is or becomes known to the Employee on a non-confidential basis prior to his receipt of the information during the course of discharging his duties to Samlex.

11.2

Damages Inadequate. The Employee acknowledges that he may acquire additional knowledge, skill and ability of a special and unique value as a result of the employment hereunder, and the monetary value of the loss of such knowledge, skill and ability to Samlex cannot be estimated with certainty and cannot be adequately compensated by damages. The Employee therefore agrees as follows:

(a)

that Samlex will have the right, in addition to any other rights which Samlex may have, to enjoin the Employee by appropriate injunction proceedings from engaging in any act or omission in violation of this section; and

(b)

that all restrictions imposed upon the Employee hereunder during and after the Term of employment and the employment hereunder are reasonable and valid, and the Employee waives any defenses to the strict enforcement thereof.

11.3

Non-Competition. In consideration of commitment described in paragraph 1 of this Agreement, the Employee agrees that for a period of eighteen (18) months from the effective date of the termination of his employment, the Employee shall not:

(a)

directly or indirectly, as an individual, as a member, employee, or agent of a firm, as a shareholder, director, officer, employee or agent of a corporation, or as part of any other organization or group, participate in, assist, engage in, advise or consult for, lend money to, guarantee the debts or obligations of, permit his name to be used by, or be in any way connected with a business which competes in any way with the business of Samlex or the existing business of an Associated Corporation; nor

(b)

directly or indirectly persuade or induce any customer of Samlex to patronize any other business similar in nature to all or part of Samlex's business or a business of an Associated Corporation or which competes in any way with the business or existing business of an Associated Corporation; nor

(c)

canvas, solicit or accept the business from any customer of Samlex or an Associated Corporation for the gain, profit or pecuniary advantage of any business which competes in any way with the business of Samlex or a business of an Associated Corporation without the prior written consent of Samlex nor

	(d)	request or advise any customer of Samlex or an Associated Corporation to withdraw, curtail or cancel such customer’s business with Samlex or an Associated Corporation.

(e)

directly or indirectly persuade or induce any employee of Samlex or of an Associated Corporation of Samlex to have their employment, or hire or enter into any contractual relationship with any employee of Samlex or of an Associated Corporation of Samlex or independent contractor providing services to Samlex or an Associated Corporation of Samlex.

11.4

Idem. The Employee agrees that all restrictions in this section 11 are necessary and fundamental to the protection of the business of Samlex and are reasonable and valid and all defenses to the strict enforcement thereof by Samlex are hereby waived by the Employee.

11.5	Territory. The restrictions upon the activities of the Employee set forth above will apply only in the provinces of B.C., Ontario and the states of Washington and California.

12.	General

12.1

Severability. If any section or clause herein is determined to be void or enforceable in whole or in part, such determination will be deemed not to effect or impair the validity or enforceability of the remainder of a section or clause, or of any other provision of this Agreement.

12.2	Definition of Associated Corporation. In this Agreement the term "Associated Corporation" has the same meaning as described in the Income Tax Act of Canada.

12.3

Legal Advice. The Employee hereby represents and warrants to Samlex and acknowledges and agrees that he had the opportunity to seek and was not prevented nor discouraged by Samlex from seeking independent legal advice prior to the execution and delivery of this Agreement and that, in the event that he did not avail himself of that opportunity prior to signing this Agreement, he did so voluntarily without any undue pressure and agrees that his failure to obtain independent legal advice shall not be used by him as a defence to the enforcement of his obligations under this Agreement.

12.4

Agreement Voluntary and Equitable. Samlex and the Employee acknowledge and declare that in executing this Agreement they are each relying wholly on their own judgment and knowledge and have not been influenced to any extent whatsoever by any representatives or statements made by or on behalf of the other party regarding any matters dealt with herein or incidental hereto.

12.5

Agreement Fair and Equitable. Samlex and the Employee further acknowledge and declare that they each have carefully considered and understand the terms of employment contained in this Agreement including, but without limiting the generality of the foregoing, the Employee's rights upon termination, and acknowledge and agree that the said terms of employment and rights upon termination are mutually fair and equitable, and that they execute this Agreement voluntarily and of their own free will.

12.6

Invalidity of Provisions. If any provision of this Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby and each provision of this Agreement shall be separately valid and enforceable to the fullest extent permitted by law.

12.7

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of British Columbia and the Employee and Samlex agree to attorn to the exclusive jurisdiction of the courts of British Columbia.

12.8	Currency. All monies which are referred to in this Agreement are, unless expressly stated otherwise, expressed in lawful money of Canada.

12.9	Time of Essence. Time shall be of the essence of this Agreement.

12.10

Notice. Any notice or other document required to be given hereunder by any party shall be deemed to have been well and sufficiently given if mailed by prepaid registered mail or facsimile transmission to, or delivered at, the address of the other party set forth at the beginning of this Agreement or at such other address as the other party may from time to time direct in writing, and any such notice shall be deemed to have been received, if mailed, three (3) days after the time of mailing, or if sent by facsimile transmission one (1) business day after the time of facsimile transmission, and if delivered, upon the date of delivery. If normal mail or facsimile transmission service is or are interrupted by strike, slow-

down, force majeure or other cause, a notice sent by the impaired means of communication will not be deemed to be received until actually received, and the party sending the notice shall utilize any other such services which have not been so interrupted or shall deliver such notice in order to ensure prompt receipt thereof. Notice will be deemed given when received or if delivery is refused on the date delivery is so refused.

12.11

Waiver. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision (whether or not similar) or will such waiver constitute a continuing waiver unless otherwise expressly provided.

12.12

Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other and any attempt to assign the rights, duties, or obligations under this Agreement, without such consent the assignment shall be of no effect. Any such consent to be given in the sole and absolute discretion of the consenting party.

12.13

Entire Agreement. The provisions herein contained constitute the entire agreement between the parties hereto and supersede all previous communication, representations, expectations, understandings, covenants and agreements whether verbal or written between the parties or their respective representatives and shall not be modified or amended except by written agreement signed by the parties to be bound thereby.

12.14

Modifications and Approvals. No amendment, modification, supplement, termination or waiver of any provision of this Agreement will be effective unless in writing signed by the appropriate party and then only in the specific instance and for the specific purpose given.

12.15

Further Assurances. Each of the parties hereby covenants and agrees to execute any further and other documents and instruments and to do any further and other things that may be necessary to implement and carry out the intent of this Agreement and to effect the transaction contemplated herein.

12.16

Enurement. This Agreement will enure to the benefit of and will be binding upon the parties hereto, and their respective personal representatives, heirs, executors, administrators, successors and permitted assigns.

12.17

Execution by Counterparts. This Agreement may be executed by the parties hereto in as many counterparts as may be necessary and such executed copy may be transmitted by telecopied facsimile, and each such agreement so executed and such reproduction of signatures by facsimile shall be deemed to be an original and, provided that all of the parties have executed a counterpart, such counterparts together shall constitute a valid and binding agreement, and notwithstanding the date of execution shall be deemed to bear the date as set forth above.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

SIGNED, SEALED and DELIVERED by IAN	)
PRICE in the presence of:	)
)
/s/ Earl Berg	)
Witness Name - Signature	)
)
Earl Berg	) /s/ Jonathon Dugdale
Witness Name - Print	) JONATHON DUGDALE
)
7742 Jensen Place	)
Address	)
)
Burnaby, BC	)
City, Province	)
)
Businessman	)
Occupation	)

SIGNED, SEALED and DELIVERED by IAN	)
PRICE in the presence of:	)
)
/s/ Earl Berg	)
Witness Name - Signature	)
)
Earl Berg	) /s/ Ian Price
Witness Name - Print	) IAN PRICE
)
7742 Jensen Place	)
Address	)
)
Burnaby, BC	)
City, Province	)
)
Businessman	)
Occupation	)